CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 333-151805 of Hartford Life Insurance Company Separate Account Eleven on Form N-4, of our report dated February 24, 2017, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, appearing in the Statement of Additional Information, which is incorporated by reference in this Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
June 23, 2017